Exhibit 99.1

Yum China Reports Second Quarter 2022 Results

Delivered $81 million Operating Profit. Extraordinary efforts partly mitigated impact from profound COVID-related disruptions

Sales recovery remains gradual and uneven as COVID outbreaks persist

Full year net new store target unchanged, powered by healthy new store performance

Shanghai, China (July 28, 2022) – Yum China Holdings, Inc. (the "Company" or "Yum China") (NYSE: YUMC and HKEX: 9987) today reported unaudited results for the second quarter ended June 30, 2022.

Impact of COVID Outbreak and Mitigation Efforts

The most severe COVID outbreaks to date in China continued to significantly affect the restaurant industry and our operations in the second quarter. According to government statistics, the restaurant industry in China experienced a revenue decline of approximately 16% year over year in the quarter.

•
Nationwide, regional COVID outbreaks impacted large portions of the country. During peak outbreak periods, hundreds of millions of people were in some type of lockdown.
•
During April and May, over 2,500 of our stores in China, on average, were either temporarily closed or offered only takeaway and delivery services. Of these stores, approximately 45% were temporarily closed. Same-store sales declined by more than 20% year over year.
•
Shanghai was in city-wide lockdown throughout April and May. During this period, only approximately 30% of our stores in Shanghai were open and able to offer limited services. Closed stores gradually re-opened in June with dine-in services resuming at reduced capacity in late June.
•
Beijing tightened COVID control measures in May, including partial lockdowns and suspension of restaurant dine-in services. Dine-in services at reduced capacity subsequently resumed in early June.
•
In June, COVID-related restrictive measures began to ease across the country. The number of stores temporarily closed or offering only takeaway and delivery services reduced to approximately 800 by the end of the month. Sales performance improved sequentially with same-store sales recording a decline of approximately high single digits year over year.

Yum China demonstrated exemplary resilience in the second quarter. In cities experiencing lockdowns, we reacted quickly by innovating and introducing initiatives to sustain operations. We immediately paused all promotional activities. Leveraging community purchasing as early as mid-March and packaged food products, we captured sharply changed consumer demand despite having a limited number of open stores and significant staff shortages. Our real-time inventory visibility from logistics centers to stores helped enable us to lessen supply disruptions with timely and accurate deployment of raw materials. We continued to rebase our cost structure to be more flexible. Across the country, we took prompt actions to rationalize advertising and promotional discounts, drive productivity gains with simplified menu offerings and shortened operating hours, as well as actively secure relief from landlords and government agencies. Through these extraordinary efforts we averted an operating loss, and delivered a profitable quarter, recording $81 million in operating profit for the period.

Entering the third quarter, we are seeing a gradual recovery. However, the COVID situation remains tenuous with potential intermittent outbreaks. We continue to expect the recovery of restaurant traffic to take time and likely be uneven and nonlinear. The number of cases has increased significantly in July, compared to June, as the highly transmissible new COVID sub-variant reached more cities. Many cities across a large swath of China have tightened COVID curbs or undergone full, partial lockdowns, or district-based control measures as new clusters have emerged. Nationwide, strict COVID-related health measures continue to restrict mobility, curtail travel and dampen consumer spending. As of the third week of July, approximately 2% of our stores remained temporarily closed or offered only delivery or takeaway services. Against this backdrop we remain committed to driving customer traffic with good food at great value. Moreover, we have developed multiple scenario-based operating plans with regional focus that are ready to be deployed. Moving forward we will be sharp-eyed in capturing consumer demand and further strengthening our business model to be more nimble and agile.

Yum China Holdings, Inc. • Shanghai, China • Website http://ir.yumchina.com

Second Quarter Highlights

•
Total revenues decreased 13% year over year to $2.13 billion from $2.45 billion (an 11% decrease excluding foreign currency translation (“F/X”)).
•
Total system sales decreased 16% year over year, with decreases of 15% at KFC and 14% at Pizza Hut, excluding F/X, primarily due to same-store sales decline and temporary store closures.
•
Same-store sales decreased 16% year over year, with decreases of 16% at KFC and 15% at Pizza Hut, excluding F/X.
•
Opened 53 net new stores during the quarter; total store count reached 12,170 as of June 30, 2022.
•
Restaurant margin was 12.1%, compared with 15.8% in the prior year period, primarily due to sales deleveraging resulting from the most severe COVID-related disruptions to date in the quarter.
•
Operating Profit decreased 65% year over year to $81 million from $233 million (a 63% decrease excluding F/X).
•
Adjusted Operating Profit decreased 65% year over year to $82 million from $237 million (a 63% decrease excluding F/X).
•
Effective tax rate was 26.5%.
•
Net Income decreased 54% to $83 million from $181 million in the prior year period, primarily due to the decrease in Operating Profit, partially offset by the net gain from our mark-to-market investment in Meituan Dianping.
•
Adjusted Net Income decreased 55% to $84 million from $185 million in the prior year period (a 62% decrease excluding the net gains of $16 million and $5 million in the second quarter of 2022 and 2021, respectively, from our mark-to-market equity investments; a 60% decrease if further excluding F/X).
•
Diluted EPS decreased 52% to $0.20 from $0.42 in the prior year period.
•
Adjusted Diluted EPS decreased 52% to $0.20 from $0.42 in the prior year period (a 61% decrease excluding the net gains from our mark-to-market equity investments in the second quarter of 2022 and 2021, respectively; a 59% decrease if further excluding F/X).
•
Results for the current year period include the consolidation of Hangzhou KFC.

Key Financial Results

	Second Quarter 2022				Year to Date Ended 6/30/2022
	% Change				% Change
	System Sales	Same-Store Sales	Net New Units	Operating Profit	System Sales	Same-Store Sales	Net New Units	Operating Profit
Yum China	(16)	(16)	+10	(65)	(10)	(12)	+10	(53)
KFC	(15)	(16)	+12	(49)	(10)	(12)	+12	(40)
Pizza Hut	(14)	(15)	+12	(71)	(8)	(10)	+12	(58)

	Second Quarter				Year to Date Ended 6/30
(in US$ million, except			% Change				% Change
per share data and percentages)	2022	2021	Reported	Ex F/X	2022	2021	Reported	Ex F/X
Operating Profit	$81	$233	(65)	(63)	$272	$575	(53)	(53)
Adjusted Operating Profit(1)	$82	$237	(65)	(63)	$275	$582	(53)	(53)
Net Income	$83	$181	(54)	(52)	$183	$411	(56)	(55)
Adjusted Net Income(1)	$84	$185	(55)	(53)	$186	$418	(56)	(55)
Basic Earnings Per Common Share	$0.20	$0.43	(53)	(51)	$0.43	$0.98	(56)	(56)
Adjusted Basic Earnings Per Common Share(1)	$0.20	$0.44	(55)	(52)	$0.44	$0.99	(56)	(56)
Diluted Earnings Per Common Share	$0.20	$0.42	(52)	(52)	$0.43	$0.95	(55)	(55)
Adjusted Diluted Earnings Per Common Share(1)	$0.20	$0.42	(52)	(50)	$0.44	$0.96	(54)	(54)

1 See “Reconciliation of Reported GAAP Results to non-GAAP Adjusted Measures” included in the accompanying tables of this release for further details.

Note: All comparisons are versus the same period a year ago.

Percentages may not recompute due to rounding.

System sales and same-store sales percentages exclude the impact of F/X. Effective January 1, 2018, temporary store closures are normalized in the same-store sales calculation by excluding the period during which stores are temporarily closed.

CEO and CFO Comments

Joey Wat, CEO of Yum China, commented, “We have been battling the pandemic for the past two and a half years. The second quarter was the most challenging to date. I could not be prouder of the morale and resilience demonstrated by our employees. Our dedicated teams collaborated across brands and functions. We worked around the clock to adapt to rapidly changing market conditions and quickly came up with innovative solutions. Even in the extremely difficult operating environment, we captured new opportunities and strengthened our business along the way. In cities under lockdown, we were able to sustain operations with an extremely lean work force through community purchasing, simplified menus and packaged food products. Some of these measures helped us think outside the box and provided us ideas to further grow and improve efficiency. I am also excited by the breakthroughs our emerging brands achieved during this period. By immediately launching packaged food offerings, leveraging Yum China’s infrastructure and adapting business models, Taco Bell, Lavazza and Little Sheep were able to capture meaningful sales with few stores open in Shanghai during lockdown periods. More importantly, throughout the period we have been strengthening our strong emotional connection with consumers and bringing some joy into their lives through good food and exciting marketing campaigns.”

Wat added, “We continue to make strides in reinforcing our RGM (Resilience-Growth-Moat) strategic framework. Our second quarter results have demonstrated business resilience. While we slowed new store openings in the second quarter, going forward we intend to expand our store network at a robust pace by focusing on small store formats, given the healthy payback and strong new unit economics. Our leading digital capabilities, in-house and tailor-made supply chain management system as well as hybrid delivery model gave us an edge in navigating the profound disruptions. We plan on further strengthening these elements of our strategic moat. We believe that these combined efforts will help enable us to maintain market leadership, drive long-term growth, and generate shareholder value in the years ahead.”

Andy Yeung, CFO of Yum China, stated “Sales in the second quarter were severely impacted by the significant disruptions brought by COVID. However, we were able to generate meaningful profit in the quarter that exceeded our expectations. We achieved that through swiftly adjusting offers and promotions as well as our tremendous efforts in driving productivity gains, securing one-time relief and rebasing the cost structure. As we look into the third quarter, we remain cautious on same-store sales, given COVID uncertainties, weakening consumer sentiment, downward economic pressure and commodity price inflation. We expect sales recovery to be gradual, uneven and potentially volatile. Our focus is to drive sales recovery through innovative products and marketing, strong value propositions and greater promotional activities. We are delighted with the better than planned cost savings in the second quarter, but we are dialing back some austerity measures to sustain long term growth and operational excellence. In addition, sales deleveraging impact will likely continue to impact our margins. Undeterred by the short-term challenges, we remain confident about our long-term prospects and will continue to invest for growth while fortifying resilience.”

Share Repurchases and Dividends

•
During the second quarter, we repurchased approximately 4.1 million shares of Yum China common stock for $168 million at an average price of $41.37 per share. As of June 30, 2022, approximately $1.2 billion remained available for future share repurchases under the current authorization.
•
The Board of Directors declared a cash dividend of $0.12 per share on Yum China’s common stock, payable on September 15, 2022 to shareholders of record as of the close of business on August 25, 2022.

Digital and Delivery

•
The KFC and Pizza Hut loyalty programs exceeded 385 million members combined, as of quarter-end. Member sales accounted for approximately 62% of system sales in the second quarter of 2022.
•
Delivery contributed approximately 38% of KFC and Pizza Hut’s Company sales in the second quarter of 2022, an increase of approximately eight percentage points from the prior year period as a result of more severe outbreaks in the quarter which significantly impacted dine-in occasions and drove strong demand for delivery.
•
Digital orders, including delivery, mobile orders and kiosk orders, accounted for approximately 89% of KFC and Pizza Hut’s Company sales in the second quarter of 2022.

KFC and Pizza Hut Total	Second Quarter		Year to Date Ended 6/30
	2022	2021	2022	2021
Member count (as of period-end)	385 million+	330 million+	385 million+	330 million+
Member sales as % of system sales	~62%	~64%	~62%	~64%
Delivery as % of Company sales	~38%	~30%	~37%	~31%
Digital orders as % of Company sales	~89%	~85%	~88%	~85%

New-Unit Development and Asset Upgrade

•
The Company opened 246 gross new stores, or 53 net new stores in the second quarter of 2022, mainly driven by development of the KFC and Pizza Hut brands.
•
The Company remodeled 121 stores in the second quarter of 2022.

	Net New Units		Restaurant Count
	Second Quarter	Year to Date	As of June 30
	2022	Ended 6/30/2022	2022	2021
Yum China	53	382	12,170	11,023
KFC	69	342	8,510	7,609
Pizza Hut	32	121	2,711	2,425
Others(2)	(48)	(81)	949	989

2 Others include Taco Bell, Little Sheep, Huang Ji Huang, East Dawning, COFFii & JOY and Lavazza.

Restaurant Margin

•
Restaurant margin was 12.1% in the second quarter of 2022, compared with 15.8% in the prior year period, primarily attributable to sales deleveraging, inflation in commodity, wage and utility costs, as well as increased rider cost associated with rising delivery volume, partially offset by higher productivity as well as temporary relief provided by landlords and government agencies.

	Second Quarter			Year to Date Ended 6/30
	2022	2021	ppts change	2022	2021	ppts change
Yum China	12.1%	15.8%	(3.7)	13.0%	17.3%	(4.3)
KFC	13.4%	16.8%	(3.4)	14.4%	18.4%	(4.0)
Pizza Hut	8.6%	13.1%	(4.5)	9.8%	14.2%	(4.4)

2022 Outlook

Yum China remains focused on capturing long-term opportunities in China. The Company's fiscal year 2022 targets remain unchanged from those originally disclosed on February 8, 2022:

•
To open approximately 1,000 to 1,200 net new stores.
•
To make capital expenditures in the range of approximately $800 million to $1 billion.

Other Updates

•
In June 2022, Yum China submitted for validation the Company’s near-term science-based greenhouse gas emissions reduction targets to the Science Based Target Initiative (“SBTi”). The specific targets, in line with criteria and recommendations of SBTi, are expected to be announced before the end of 2022 following official approval from SBTi. The targets will provide a clearly defined pathway for Yum China to reach its goal of net-zero value chain GHG emissions by 2050. The Company also published its 2021 Sustainability Report and its first Task Force on Climate-Related Financial Disclosures (“TCFD”) report. Both reports are accessible on the Company’s website at www.yumchina.com/respIndex.
•
In July 2022, Yum China announced the commencement of construction of its Jiading Supply Chain Management Center in Shanghai with a total investment of approximately $90 million. This facility is Yum China’s largest greenfield supply chain center project to date and will serve as the headquarters of the Company’s supply chain operations. Completion is anticipated in 2024. This latest project is part of Yum China’s continued effort in expanding supply chain network to support store and portfolio growth as well as enhance intelligent supply chain operations that ensure food safety and quality management throughout the value chain.

Note on Non-GAAP Adjusted Measures

Reported GAAP results include Special Items, which are excluded from non-GAAP adjusted measures. Special Items are not allocated to any segment and therefore only impact reported GAAP results of Yum China. See “Reconciliation of Reported GAAP Results to Non-GAAP Adjusted Measures” within this release.

Conference Call

Yum China’s management will hold an earnings conference call at 8:00 p.m. U.S. Eastern Time on Thursday, July 28, 2022 (8:00 a.m. Beijing/Hong Kong Time on Friday, July 29, 2022).

A live webcast of the call may be accessed at https://edge.media-server.com/mmc/p/p39fxxya.

To join by phone, please register in advance of the conference through the link provided below. Upon registering, you will be provided with participant dial-in numbers, a passcode and a unique access PIN.

Pre-registration Link: https://s1.c-conf.com/diamondpass/10023458-dhsy7e.html

A replay of the conference call will be available one hour after the call ends until Thursday, August 4, 2022 and may be accessed by phone at the following numbers:

U.S.: 1 855 883 1031

Mainland China: 400 1209 216

Hong Kong: 800 930 639

U.K.: 0800 031 4295

Replay PIN: 10023458

Additionally, this earnings release, the accompanying slides, a live webcast and an archived webcast of this conference call will be available at Yum China’s Investor Relations website at http://ir.yumchina.com.

For important news and information regarding Yum China, including our filings with the U.S. Securities and Exchange Commission and the Hong Kong Stock Exchange, visit Yum China's Investor Relations website at http://ir.yumchina.com. Yum China uses this website as a primary channel for disclosing key information to its investors, some of which may contain material and previously non-public information.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including under “2022 Outlook.” We intend all forward-looking statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the fact that they do not relate strictly to historical or current facts and by the use of forward-looking words such as “expect,” “expectation,” “believe,” “anticipate,” “may,” “could,” “intend,” “belief,” “plan,” “estimate,” “target,” “predict,” “project,” “likely,” “will,” “continue,” “should,” “forecast,” “outlook”, “commit” or similar terminology. These statements are based on current estimates and assumptions made by us in light of our experience and perception of historical trends, current conditions and expected future developments, as well as other factors that we believe are appropriate and reasonable under the circumstances, but there can be no assurance that such estimates and assumptions will prove to be correct. Forward-looking statements include, without limitation, statements regarding the future strategies, growth, business plans, investment, dividend and share repurchase plans, earnings, performance and returns of Yum China, anticipated effects of population and macroeconomic trends, the expected impact of the COVID-19 pandemic, the anticipated effects of our innovation, digital and delivery capabilities and investments on growth and beliefs regarding the long-term drivers of Yum China’s business. Forward-looking statements are not guarantees of performance and are inherently subject to known and unknown risks and uncertainties that are difficult to predict and could cause our actual results or events to differ materially from those indicated by those statements. We cannot assure you that any of our expectations, estimates or assumptions will be achieved. The forward-looking statements included in this press release are only made as of the date of this press release, and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances, except as required by law. Numerous factors could cause our actual results or events to differ materially from those expressed or implied by forward-looking statements, including, without limitation: whether we are able to achieve development goals at the times and in the amounts currently anticipated, if at all, the success of our marketing campaigns and product innovation, our ability to maintain food safety and quality control systems, changes in public health conditions, including the COVID-19 pandemic and regional outbreaks caused by existing or new COVID-19 variants, our ability to control costs and expenses, including tax costs, as well as changes in political, economic and regulatory conditions in China. In addition, other risks and uncertainties not presently known to us or that we currently believe to be immaterial could affect the accuracy of any such forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You should consult our filings with the Securities and Exchange Commission (including the information set forth under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q) for additional detail about factors that could affect our financial and other results.

About Yum China Holdings, Inc.

Yum China Holdings, Inc. is a licensee of Yum! Brands in mainland China. It has exclusive rights in mainland China to KFC, China's leading quick-service restaurant brand, Pizza Hut, the leading casual dining restaurant brand in China, and Taco Bell, a California-based restaurant chain serving innovative Mexican-inspired food. Yum China also owns the Little Sheep, Huang Ji Huang and COFFii & JOY concepts outright. In addition, Yum China has partnered with Lavazza to explore and develop the Lavazza coffee shop concept in China. The Company had 12,170 restaurants in over 1,700 cities at the end of June 2022.

In 2021, Yum China was selected as a member of both Dow Jones Sustainability Indices (DJSI): World Index and Emerging Market Index. In 2022, Yum China ranked # 359 on the Fortune 500 list. The Company was also named to the Bloomberg Gender-Equality Index and was certified as a Top Employer 2022 in China by the Top Employers Institute, both for the fourth consecutive year. For more information, please visit http://ir.yumchina.com.

Investor Relations Contact:
Tel: +86 21 2407 7556 / +852 2267 5801 IR@YumChina.com

Media Contact:
Tel: +86 21 2407 7510 Media@YumChina.com

Yum China Holdings, Inc.

Condensed Consolidated Statements of Income

(in US$ million, except per share data)

(unaudited)

	Quarter Ended		% Change		Year to Date Ended		% Change
	6/30/2022	6/30/2021	B/(W)		6/30/2022	6/30/2021	B/(W)
Revenues
Company sales	$2,026	$2,233	(9)		$4,574	$4,564	—
Franchise fees and income	19	38	(50)		43	80	(46)
Revenues from transactions with franchisees and unconsolidated affiliates	62	164	(62)		139	335	(59)
Other revenues	21	16	31		40	29	38
Total revenues	2,128	2,451	(13)		4,796	5,008	(4)
Costs and Expenses, Net
Company restaurants
Food and paper	627	686	9		1,419	1,390	(2)
Payroll and employee benefits	549	540	(2)		1,216	1,084	(12)
Occupancy and other operating expenses	605	653	7		1,343	1,301	(3)
Company restaurant expenses	1,781	1,879	5		3,978	3,775	(5)
General and administrative expenses	141	136	(4)		292	266	(10)
Franchise expenses	8	16	48		18	33	45
Expenses for transactions with franchisees and unconsolidated affiliates	61	160	62		136	329	59
Other operating costs and expenses	18	13	(39)		35	24	(45)
Closures and impairment expenses, net	14	13	(6)		16	11	(39)
Other expenses (income), net	24	1	NM		49	(5)	NM
Total costs and expenses, net	2,047	2,218	8		4,524	4,433	(2)
Operating Profit	81	233	(65)		272	575	(53)
Interest income, net	14	16	(10)		26	31	(15)
Investment gain (loss)	20	8	NM		(17)	(4)	NM
Income Before Income Taxes and Equity in Net Earnings (Losses) from Equity Method Investments	115	257	(55)		281	602	(53)
Income tax provision	(31)	(64)	52		(86)	(166)	48
Equity in net earnings (losses) from equity method investments	(1)	—	NM		(2)	—	NM
Net income – including noncontrolling interests	83	193	(57)		193	436	(56)
Net income – noncontrolling interests	—	12	97		10	25	57
Net Income – Yum China Holdings, Inc.	$83	$181	(54)		$183	$411	(56)
Effective tax rate	26.5%	24.8%	(1.7)	ppts.	30.4%	27.6%	(2.8)	ppts.

Basic Earnings Per Common Share	$0.20	$0.43			$0.43	$0.98
Weighted-average shares outstanding (in millions)	421	421			423	420

Diluted Earnings Per Common Share	$0.20	$0.42			$0.43	$0.95
Weighted-average shares outstanding (in millions)	424	435			427	434

Cash Dividends Declared Per Common Share	$0.12	$0.12			$0.24	$0.24

Company sales	100.0%	100.0%			100.0%	100.0%
Food and paper	30.9	30.7	(0.2)	ppts.	31.0	30.5	(0.5)	ppts.
Payroll and employee benefits	27.1	24.2	(2.9)	ppts.	26.6	23.8	(2.8)	ppts.
Occupancy and other operating expenses	29.9	29.3	(0.6)	ppts.	29.4	28.4	(1.0)	ppts.
Restaurant margin	12.1%	15.8%	(3.7)	ppts.	13.0%	17.3%	(4.3)	ppts.
Operating margin	4.0%	10.4%	(6.4)	ppts.	6.0%	12.6%	(6.6)	ppts.

Percentages may not recompute due to rounding. NM refers to not meaningful.

Yum China Holdings, Inc.

KFC Operating Results

(in US$ million)

(unaudited)

	Quarter Ended		% Change		Year to Date Ended		% Change
	6/30/2022	6/30/2021	B/(W)		6/30/2022	6/30/2021	B/(W)
Revenues
Company sales	$1,571	$1,687	(7)		$3,562	$3,470	3
Franchise fees and income	13	30	(57)		29	63	(54)
Revenues from transactions with franchisees and unconsolidated affiliates	7	14	(51)		15	29	(49)
Other revenues	3	3	3		5	4	18
Total revenues	1,594	1,734	(8)		3,611	3,566	1
Costs and Expenses, Net
Company restaurants
Food and paper	484	522	7		1,105	1,062	(4)
Payroll and employee benefits	413	391	(6)		914	789	(16)
Occupancy and other operating expenses	464	490	5		1,031	980	(5)
Company restaurant expenses	1,361	1,403	3		3,050	2,831	(8)
General and administrative expenses	63	58	(7)		128	113	(13)
Franchise expenses	6	15	53		15	31	50
Expenses for transactions with franchisees and unconsolidated affiliates	6	14	54		14	29	52
Other operating costs and expenses	2	1	(59)		3	1	(38)
Closures and impairment expenses, net	9	6	(30)		8	6	(23)
Other expenses (income), net	25	(3)	NM		51	(12)	NM
Total costs and expenses, net	1,472	1,494	2		3,269	2,999	(9)
Operating Profit	$122	$240	(49)		$342	$567	(40)
Company sales	100.0%	100.0%			100.0%	100.0%
Food and paper	30.8	30.9	0.1	ppts.	31.0	30.6	(0.4)	ppts.
Payroll and employee benefits	26.3	23.2	(3.1)	ppts.	25.7	22.7	(3.0)	ppts.
Occupancy and other operating expenses	29.5	29.1	(0.4)	ppts.	28.9	28.3	(0.6)	ppts.
Restaurant margin	13.4%	16.8%	(3.4)	ppts.	14.4%	18.4%	(4.0)	ppts.
Operating margin	7.7%	14.2%	(6.5)	ppts.	9.6%	16.3%	(6.7)	ppts.

Percentages may not recompute due to rounding. NM refers to not meaningful.

Yum China Holdings, Inc.

Pizza Hut Operating Results

(in US$ million)

(unaudited)

	Quarter Ended		% Change		Year to Date Ended		% Change
	6/30/2022	6/30/2021	B/(W)		6/30/2022	6/30/2021	B/(W)
Revenues
Company sales	$443	$533	(17)		$985	$1,071	(8)
Franchise fees and income	2	2	(1)		4	4	3
Revenues from transactions with franchisees and unconsolidated affiliates	1	2	(44)		2	3	(36)
Other revenues	2	1	146		4	1	NM
Total revenues	448	538	(17)		995	1,079	(8)
Costs and Expenses, Net
Company restaurants
Food and paper	139	160	13		305	320	5
Payroll and employee benefits	131	146	10		288	289	—
Occupancy and other operating expenses	135	157	14		296	310	5
Company restaurant expenses	405	463	13		889	919	3
General and administrative expenses	28	28	(2)		57	53	(8)
Franchise expenses	1	1	14		2	2	5
Expenses for transactions with franchisees and unconsolidated affiliates	1	2	42		2	3	35
Other operating costs and expenses	2	—	NM		3	—	NM
Closures and impairment expenses, net	—	5	94		1	3	77
Total costs and expenses, net	437	499	12		954	980	3
Operating Profit	$11	$39	(71)		$41	$99	(58)
Company sales	100.0%	100.0%			100.0%	100.0%
Food and paper	31.4	30.1	(1.3)	ppts.	31.0	29.9	(1.1)	ppts.
Payroll and employee benefits	29.5	27.4	(2.1)	ppts.	29.2	26.9	(2.3)	ppts.
Occupancy and other operating expenses	30.5	29.4	(1.1)	ppts.	30.0	29.0	(1.0)	ppts.
Restaurant margin	8.6%	13.1%	(4.5)	ppts.	9.8%	14.2%	(4.4)	ppts.
Operating margin	2.5%	7.2%	(4.7)	ppts.	4.2%	9.2%	(5.0)	ppts.

Percentages may not recompute due to rounding. NM refers to not meaningful.

Yum China Holdings, Inc.

Condensed Consolidated Balance Sheets

(in US$ million)

	6/30/2022	12/31/2021
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$1,147	$1,136
Short-term investments	2,506	2,860
Accounts receivable, net	79	67
Inventories, net	353	432
Prepaid expenses and other current assets	491	221
Total Current Assets	4,576	4,716
Property, plant and equipment, net	2,065	2,251
Operating lease right-of-use assets	2,306	2,612
Goodwill	2,047	2,142
Intangible assets, net	213	272
Investments in unconsolidated affiliates	287	292
Deferred income tax assets	103	106
Other assets	457	832
Total Assets	12,054	13,223

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND EQUITY
Current Liabilities
Accounts payable and other current liabilities	2,099	2,332
Income taxes payable	54	51
Total Current Liabilities	2,153	2,383
Non-current operating lease liabilities	2,000	2,286
Non-current finance lease liabilities	39	40
Deferred income tax liabilities	400	425
Other liabilities	160	167
Total Liabilities	4,752	5,301

Redeemable Noncontrolling Interest	13	14

Equity
Common stock, $0.01 par value; 1,000 million shares authorized; 420 million shares and 449 million shares issued at June 30, 2022 and December 31, 2021, respectively; 420 million shares and 428 million shares outstanding at June 30, 2022 and December 31, 2021, respectively	4	4
Treasury stock	—	(803)
Additional paid-in capital	4,402	4,695
Retained earnings	2,083	2,892
Accumulated other comprehensive income	40	268
Total Yum China Holdings, Inc. Stockholders' Equity	6,529	7,056
Noncontrolling interests	760	852
Total Equity	7,289	7,908
Total Liabilities, Redeemable Noncontrolling Interest and Equity	$12,054	$13,223

Yum China Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(in US$ million)

(unaudited)

	Year to Date Ended
	6/30/2022	6/30/2021
Cash Flows – Operating Activities
Net income – including noncontrolling interests	$193	$436
Depreciation and amortization	317	252
Non-cash operating lease cost	230	204
Closures and impairment expenses	16	11
Investment loss	17	4
Equity income from investments in unconsolidated affiliates	—	(27)
Distributions of income received from unconsolidated affiliates	—	21
Deferred income taxes	(7)	29
Share-based compensation expense	21	25
Changes in accounts receivable	(17)	(5)
Changes in inventories	59	22
Changes in prepaid expenses, other current assets and VAT assets	24	8
Changes in accounts payable and other current liabilities	(51)	16
Changes in income taxes payable	6	1
Changes in non-current operating lease liabilities	(198)	(204)
Other, net	(1)	(20)
Net Cash Provided by Operating Activities	609	773
Cash Flows – Investing Activities
Capital spending	(347)	(303)
Purchases of short-term investments	(2,145)	(2,824)
Purchase of long-term time deposits	—	(25)
Maturities of short-term investments	2,461	2,801
Acquisition of business, net of cash acquired	(23)	—
Acquisition of equity investment	—	(261)
Other, net	2	1
Net Cash Used in Investing Activities	(52)	(611)
Cash Flows – Financing Activities
Repurchase of shares of common stock	(400)	—
Cash dividends paid on common stock	(101)	(101)
Dividends paid to noncontrolling interests	(23)	(14)
Contribution from noncontrolling interests	18	—
Payment of acquisition related holdback	(6)	—
Other, net	(1)	(4)
Net Cash Used in Financing Activities	(513)	(119)
Effect of Exchange Rates on Cash, Cash Equivalents and Restricted Cash	(33)	8
Net Increase in Cash, Cash Equivalents and Restricted Cash	11	51
Cash, Cash Equivalents, and Restricted Cash - Beginning of Period	1,136	1,158
Cash, Cash Equivalents, and Restricted Cash - End of Period	$1,147	$1,209

In this press release:

•
The Company provides certain percentage changes excluding the impact of foreign currency translation (“F/X”). These amounts are derived by translating current year results at prior year average exchange rates. We believe the elimination of the F/X impact provides better year-to-year comparability without the distortion of foreign currency fluctuations.
•
System sales growth reflects the results of all restaurants regardless of ownership, including Company-owned, franchise and unconsolidated affiliate restaurants that operate our restaurant concepts, except for non-Company-owned restaurants for which we do not receive a sales-based royalty. Sales of franchise and unconsolidated affiliate restaurants typically generate ongoing franchise fees for the Company at an average rate of approximately 6% of system sales. Franchise and unconsolidated affiliate restaurant sales are not included in Company sales in the Condensed Consolidated Statements of Income; however, the franchise fees are included in the Company’s revenues. We believe system sales growth is useful to investors as a significant indicator of the overall strength of our business as it incorporates all of our revenue drivers, Company and franchise same-store sales as well as net unit growth.
•
Effective January 1, 2018, the Company revised its definition of same-store sales growth to represent the estimated percentage change in sales of food of all restaurants in the Company system that have been open prior to the first day of our prior fiscal year, excluding the period during which stores are temporarily closed. We refer to these as our "base" stores. Previously, same-store sales growth represented the estimated percentage change in sales of all restaurants in the Company system that have been open for one year or more, including stores temporarily closed, and the base stores changed on a rolling basis from month to month. This revision was made to align with how management measures performance internally and focuses on trends of a more stable base of stores.
•
Company sales represent revenues from Company-owned restaurants. Company Restaurant profit (“Restaurant profit”) is defined as Company sales less expenses incurred directly by our Company-owned restaurants in generating Company sales. Company restaurant margin percentage is defined as Restaurant profit divided by Company sales.

Reconciliation of Reported GAAP Results to Non-GAAP Adjusted Measures

(in millions, except per share data)

(unaudited)

In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) in this press release, the Company provides non-GAAP measures adjusted for Special Items, which include Adjusted Operating Profit, Adjusted Net Income, Adjusted Earnings Per Common Share ("EPS"), Adjusted Effective Tax Rate and Adjusted EBITDA, which we define as net income including noncontrolling interests adjusted for equity in net earnings (losses) from equity method investments, income tax, interest income, net, investment gain or loss, certain non-cash expenses, consisting of depreciation and amortization as well as store impairment charges, and Special Items.

The following table set forth the reconciliation of the most directly comparable GAAP financial measures to the non-GAAP adjusted financial measures.

	Quarter Ended		Year to Date Ended
	6/30/2022	6/30/2021	6/30/2022	6/30/2021

Non-GAAP Reconciliations

Reconciliation of Operating Profit to Adjusted Operating Profit
Operating Profit	$81	$233	$272	$575
Special Items, Operating Profit	(1)	(4)	(3)	(7)
Adjusted Operating Profit	$82	$237	$275	$582
Reconciliation of Net Income to Adjusted Net Income
Net Income – Yum China Holdings, Inc.	$83	$181	$183	$411
Special Items, Net Income –Yum China Holdings, Inc.	(1)	(4)	(3)	(7)
Adjusted Net Income – Yum China Holdings, Inc.	$84	$185	$186	$418
Reconciliation of EPS to Adjusted EPS
Basic Earnings Per Common Share	$0.20	$0.43	$0.43	$0.98
Special Items, Basic Earnings Per Common Share	—	(0.01)	(0.01)	(0.01)
Adjusted Basic Earnings Per Common Share	$0.20	$0.44	$0.44	$0.99
Diluted Earnings Per Common Share	$0.20	$0.42	$0.43	$0.95
Special Items, Diluted Earnings Per Common Share	—	—	(0.01)	(0.01)
Adjusted Diluted Earnings Per Common Share	$0.20	$0.42	$0.44	$0.96
Reconciliation of Effective Tax Rate to Adjusted Effective Tax Rate
Effective tax rate	26.5%	24.8%	30.4%	27.6%
Impact on effective tax rate as a result of Special Items	0.2%	0.3%	0.3%	0.4%
Adjusted effective tax rate	26.3%	24.5%	30.1%	27.2%

Net income, along with the reconciliation to Adjusted EBITDA, is presented below:

	Quarter Ended		Year to Date Ended
	6/30/2022	6/30/2021	6/30/2022	6/30/2021
Reconciliation of Net Income to Adjusted EBITDA
Net Income – Yum China Holdings, Inc.	$83	$181	$183	$411
Net income – noncontrolling interests	—	12	10	25
Equity in net (earnings) losses from equity method investments	1	—	2	—
Income tax provision	31	64	86	166
Interest income, net	(14)	(16)	(26)	(31)
Investment (gain) loss	(20)	(8)	17	4
Operating Profit	81	233	272	575
Special Items, Operating Profit	1	4	3	7
Adjusted Operating Profit	82	237	275	582
Depreciation and amortization	153	124	317	252
Store impairment charges	22	16	30	19
Adjusted EBITDA	$257	$377	$622	$853

Details of Special Items are presented below:

	Quarter Ended		Year to Date Ended
	6/30/2022	6/30/2021	6/30/2022	6/30/2021
Share-based compensation expense for Partner PSU awards(1)	$(1)	$(4)	$(3)	$(7)
Special Items, Operating Profit	(1)	(4)	(3)	(7)
Tax effect on Special Items(2)	—	—	—	—
Special Items, net income – including noncontrolling interests	(1)	(4)	(3)	(7)
Special Items, net income – noncontrolling interests	—	—	—	—
Special Items, Net Income –Yum China Holdings, Inc.	$(1)	$(4)	$(3)	$(7)
Weighted-average Diluted Shares Outstanding (in millions)	424	435	427	434
Special Items, Diluted Earnings Per Common Share	$—	$—	$(0.01)	$(0.01)

(1)
In February 2020, the Company granted Partner PSU Awards to select employees who were deemed critical to the Company’s execution of its strategic operating plan. These PSU awards will only vest if threshold performance goals are achieved over a four-year performance period, with the payout ranging from 0% to 200% of the target number of shares subject to the PSU awards. Partner PSU Awards were granted to address increased competition for executive talent, motivate transformational performance and encourage management retention. Given the unique nature of these grants, the Compensation Committee does not intend to grant similar, special grants to the same employees during the performance period. The impact from these special awards is excluded from metrics that management uses to assess the Company’s performance. The Company recognized share-based compensation expense of $1 million and $3 million associated with the Partner PSU Awards for the quarter and year to date ended June 30, 2022, respectively, and $4 million and $7 million for the quarter and year to date ended June 30, 2021.
(2)
The tax expense was determined based upon the nature, as well as the jurisdiction, of each Special Item at the applicable tax rate.

The Company excludes impact from Special Items for the purpose of evaluating performance internally. Special Items are not included in any of our segment results. In addition, the Company provides Adjusted EBITDA because we believe that investors and analysts may find it useful in measuring operating performance without regard to items such as equity in net earnings (losses) from equity method investments, income tax, interest income, net, investment gain or loss, depreciation and amortization, store impairment charges, and Special Items. Store impairment charges included as an adjustment item in Adjusted EBITDA primarily resulted from our semi-annual impairment evaluation of long-lived assets of individual restaurants, and additional impairment evaluation whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. If these restaurant-level assets were not impaired, depreciation of the assets would have been recorded and included in EBITDA. Therefore, store impairment charges were a non-cash item similar to depreciation and amortization of our long-lived assets of restaurants. The Company believes that investors and analyst may find it useful in measuring operating performance without regard to such non-cash item.

These adjusted measures are not intended to replace the presentation of our financial results in accordance with GAAP. Rather, the Company believes that the presentation of these adjusted measures provides additional information to investors to facilitate the comparison of past and present results, excluding those items that the Company does not believe are indicative of our ongoing operations due to their nature.

Unit Count by Brand

KFC

	12/31/2021	New Builds	Closures	Acquired	6/30/2022
Company-owned	7,437	452	(174)	5	7,720
Franchisees	731	73	(9)	(5)	790
Total	8,168	525	(183)	—	8,510

Pizza Hut

	12/31/2021	New Builds	Closures	Acquired	6/30/2022
Company-owned	2,452	178	(62)	5	2,573
Franchisees	138	6	(1)	(5)	138
Total	2,590	184	(63)	—	2,711

Others

	12/31/2021	New Builds	Closures	Acquired	6/30/2022
Company-owned	162	31	(26)	1	168
Franchisees	868	28	(114)	(1)	781
Total	1,030	59	(140)	—	949

Yum China Holdings, Inc.

Segment Results

(in US$ million)

(unaudited)

Quarter Ended 6/30/2022	KFC	Pizza Hut	All Other Segments	Corporate and Unallocated(1)	Elimination	Total
Company sales	$1,571	$443	$12	$—	$—	$2,026
Franchise fees and income	13	2	4	—	—	19
Revenues from transactions with franchisees and unconsolidated affiliates(2)	7	1	7	47	—	62
Other revenues	3	2	119	9	(112)	21
Total revenues	$1,594	$448	$142	$56	$(112)	$2,128
Company restaurant expenses	1,361	405	15	—	—	1,781
General and administrative expenses	63	28	11	39	—	141
Franchise expenses	6	1	1	—	—	8
Expenses for transactions with franchisees and unconsolidated affiliates(2)	6	1	6	48	—	61
Other operating costs and expenses	2	2	117	9	(112)	18
Closures and impairment expenses, net	9	—	5	—	—	14
Other expenses (income), net	25	—	—	(1)	—	24
Total costs and expenses, net	1,472	437	155	95	(112)	2,047
Operating Profit (Loss)	$122	$11	$(13)	$(39)	$—	$81

Quarter Ended 6/30/2021	KFC	Pizza Hut	All Other Segments	Corporate and Unallocated(1)	Elimination	Total
Company sales	$1,687	$533	$13	$—	$—	$2,233
Franchise fees and income	30	2	6	—	—	38
Revenues from transactions with franchisees and unconsolidated affiliates(2)	14	2	23	125	—	164
Other revenues	3	1	64	2	(54)	16
Total revenues	$1,734	$538	$106	$127	$(54)	$2,451
Company restaurant expenses	1,403	463	14	—	(1)	1,879
General and administrative expenses	58	28	10	40	—	136
Franchise expenses	15	1	—	—	—	16
Expenses for transactions with franchisees and unconsolidated affiliates(2)	14	2	21	123	—	160
Other operating costs and expenses	1	—	63	2	(53)	13
Closures and impairment expenses, net	6	5	2	—	—	13
Other (income) expenses, net	(3)	—	2	2	—	1
Total costs and expenses, net	1,494	499	112	167	(54)	2,218
Operating Profit (Loss)	$240	$39	$(6)	$(40)	$—	$233

Year to Date Ended 6/30/2022	KFC	Pizza Hut	All Other Segments	Corporate and Unallocated(1)	Elimination	Total
Company sales	$3,562	$985	$27	$—	$—	$4,574
Franchise fees and income	29	4	10	—	—	43
Revenues from transactions with franchisees and unconsolidated affiliates(2)	15	2	18	104	—	139
Other revenues	5	4	250	19	(238)	40
Total revenues	$3,611	$995	$305	$123	$(238)	$4,796
Company restaurant expenses	3,050	889	37	—	2	3,978
General and administrative expenses	128	57	24	83	—	292
Franchise expenses	15	2	1	—	—	18
Expenses for transactions with franchisees and unconsolidated affiliates(2)	14	2	15	105	—	136
Other operating costs and expenses	3	3	251	18	(240)	35
Closures and impairment expenses, net	8	1	7	—	—	16
Other expenses (income), net	51	—	—	(2)	—	49
Total costs and expenses, net	3,269	954	335	204	(238)	4,524
Operating Profit (Loss)	$342	$41	$(30)	$(81)	$—	$272

Year to Date Ended 6/30/2021	KFC	Pizza Hut	All Other Segments	Corporate and Unallocated(1)	Elimination	Total
Company sales	$3,470	$1,071	$23	$—	$—	$4,564
Franchise fees and income	63	4	13	—	—	80
Revenues from transactions with franchisees and unconsolidated affiliates(2)	29	3	49	254	—	335
Other revenues	4	1	99	4	(79)	29
Total revenues	$3,566	$1,079	$184	$258	$(79)	$5,008
Company restaurant expenses	2,831	919	26	—	(1)	3,775
General and administrative expenses	113	53	19	81	—	266
Franchise expenses	31	2	—	—	—	33
Expenses for transactions with franchisees and unconsolidated affiliates(2)	29	3	45	252	—	329
Other operating costs and expenses	1	—	96	5	(78)	24
Closures and impairment expenses, net	6	3	2	—	—	11
Other (income) expenses, net	(12)	—	5	2	—	(5)
Total costs and expenses, net	2,999	980	193	340	(79)	4,433
Operating Profit (Loss)	$567	$99	$(9)	$(82)	$—	$575

The above tables reconcile segment information, which is based on management responsibility, with our Condensed Consolidated Statements of Income.

(1)
Amounts have not been allocated to any segment for purpose of making operating decision or assessing financial performance as the transactions are deemed corporate revenues and expenses in nature.
(2)
Primarily includes revenues and associated expenses of transactions with franchisees and unconsolidated affiliates derived from the Company’s central procurement model whereby the Company centrally purchases substantially all food and paper products from suppliers and then sells and delivers to KFC and Pizza Hut restaurants, including franchisees and unconsolidated affiliates that operate our concepts.